CERTIFICATE OF MERGER

                                       of

                                   RESET, INC.

                                      Into

                                   XCEED INC.


                        Pursuant to Section 251(c) of the
                    State of Delaware General Corporation Law


                  The undersigned, being the Surviving corporation, hereby sets forth as follows:

     FIRST: The name of the Surviving corporation is Xceed Inc.; its state of incorporation is Delaware.

     SECOND: The name of the Non-Surviving corporation is Reset, Inc.; its state of incorporation is Delaware.

     THIRD: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each constituent corporation in accordance with
Section 251 of the State of Delaware General Corporation Law.

     FOURTH: The Certificate of Incorporation of Xceed Inc. shall be the Certificate of Incorporation of the Surviving corporation.

     FIFTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving corporation; the address of said principal place of business is as follows:
                               488 Madison Avenue
                            New York, New York 10022

     SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: The authorized capital stock of the Non-Surviving corporation which is incorporated under the laws of the State of Delaware is 100 shares of Common Stock, no par value per share.

     IN WITNESS WHEREOF, this Certificate is hereby executed this 8th day of January, 1999.

                                       XCEED INC.
                                       Surviving Corporation

                                       By: /s/ Werner Haase
                                           Werner Haase, Chief Executive Officer





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